Exhibit 99.2

CVB Financial Corp. 701 North Haven Ave., Suite 350 Ontario, CA 91764 (909) 980-4030

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. to Participate in FBR & Co.’s 22nd Annual Investor Conference

Ontario, CA, November 27, 2015 – Christopher D. Myers, President and Chief Executive Officer of CVB Financial Corp., will be hosting one-on-one meetings with investors at FBR & Co.’s 22nd Annual Investor Conference on Tuesday, December 1, 2015. The conference will take place at the Westin New York at Times Square in New York City.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.63 billion. Citizens Business Bank serves 44 cities with 40 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.